[INTERLAKE LOGO]





                           550 WARRENVILLE ROAD
                        LISLE, ILLINOIS 60532-4387
                              (630) 852-8800

                                                         March 20, 1998

To Our Stockholders:

   This year we are holding our annual meeting on Thursday, April 23, 1998, at 10:00 a.m. local time, at the Opryland Hotel Convention Center, 2800 Opryland Drive, Nashville, Tennessee 37214.

   Matters before the meeting are summarized in the formal notice of meeting which appears on the next page. In addition, there will be a brief statement concerning the affairs of The Interlake Corporation, after which stockholders will be given an opportunity to ask questions or make comments.

   Inasmuch as many of our stockholders are unable to personally attend the annual meeting, the Board of Directors solicits proxies so that each stockholder is given an opportunity to vote. If you are a stockholder of record (Interlake shares are registered in your name), please return the white card to First Chicago Trust Company of New York. If your shares are held for your account by a bank or broker, please return the accompanying voting instructions to your bank or broker. If you participate in The Interlake Corporation Employee Stock Ownership Plan, enclosed are forms which you may use to direct the trustee to vote certain shares in accordance with your instructions. If you participate in the Chem-tronics, Inc. Employee Stock Ownership Plan, or the Interlake Stock Fund of the Interlake Salaried Employees Retirement Savings Plan, you will soon receive forms which you may use to direct the trustee of your employee benefit plan to vote certain shares held by such plan in accordance with its terms.

   It is important to you and helpful to your directors that all stockholders participate in the affairs of The Interlake Corporation. You may specify your choices by marking the appropriate boxes on the proxy card or voting instructions. To vote on all matters to be voted upon in accordance with the recommendation of your Board of Directors, stockholders of record need only sign and return the proxy card in the addressed, postage pre-paid envelope provided.

                                           Sincerely,

                                           /s/W. Robert Reum

                                           W. ROBERT REUM
                                           Chairman of the Board, President
                                             and Chief Executive Officer



                              [INTERLAKE LOGO]
                           550 WARRENVILLE ROAD
                        LISLE, ILLINOIS 60532-4387
                              (630) 852-8800

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


           Notice is hereby given that the annual meeting of stockholders of The Interlake Corporation, a Delaware corporation, will be held at the Opryland Hotel Convention Center, 2800 Opryland Drive, Nashville, Tennessee 37214, on Thursday, April 23, 1998, at 10:00 a.m. local time, for the following purposes:

           1.  To elect two directors;

           2.  To approve the 1998 Stock Incentive Program; and

           3. To transact such other business as may properly come before said meeting or any adjournment thereof.

           The Board of Directors has fixed the close of business on March 10, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment thereof.

           By order of the Board of Directors.

                                            STEPHEN R. SMITH

                                            /s/Stephen R. Smith

                                            Vice President, Secretary
                                              and General Counsel

Lisle, Illinois
March 20, 1998



                          YOUR VOTE IS IMPORTANT


Please complete, sign and date the proxy card or voting instructions form and return it promptly in the postage pre-paid envelope.

                              [INTERLAKE LOGO]


                              PROXY STATEMENT



           This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Interlake Corporation of proxies to be used at the annual meeting of stockholders of Interlake to be held at the Opryland Hotel Convention Center, 2800 Opryland Drive, Nashville, Tennessee, on April 23, 1998, at 10:00 a.m. local time. Throughout this proxy statement, "Interlake" and the "Corporation" mean The Interlake Corporation, "Board" means the Board of Directors of Interlake, "last fiscal year" means the period which began on December 30, 1996 and ended on December 28, 1997, "executive officers" means certain officers of Interlake elected by the Board and operating executives not elected by the Board who have been designated executive officers of Interlake for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), "Common Stock" means Interlake's voting Common Stock, par value $1 per share, and shares "outstanding" means shares issued less treasury shares.

           Interlake's address is 550 Warrenville Road, Lisle, Illinois 60532-4387. This proxy statement, the accompanying proxy card and the annual report to stockholders are being mailed to stockholders commencing on March 20, 1998. This proxy statement is also being distributed to participants in various employee benefit plans of Interlake or its subsidiaries or former subsidiaries and to banks and brokers for redistribution to their customers.


                           DIRECTORS AND NOMINEES

           Interlake's Restated Certificate of Incorporation, as amended to date (the "Certificate"), provides for a Board consisting of not fewer than seven nor more than 15 directors, the exact number to be fixed by the Board. The Board of Directors currently consists of eight members.

           The Certificate further provides that the directors are to be divided into three classes and each class is to be elected for a three year term. The Board has nominated John E. Jones and W. Robert Reum for three year terms ending at the 2001 annual meeting. Both of the nominees are currently directors of Interlake whose terms expire in 1998. If, for any reason not now anticipated, any one of the two nominees becomes unable to serve, the number of directors constituting the full Board and the number of directors to be elected at the 1998 annual meeting will be reduced by one. If more than one of the nominees becomes unable to serve, the proxy holders will vote for a substitute or substitutes recommended by the Board Development Committee and designated by the Board.

           There follows information about the two nominees and other incumbent directors whose terms of office as directors will continue after the 1998 annual meeting of stockholders. The period of each director's Board service includes both Interlake and, if applicable, predecessors of Interlake.

TERM EXPIRES IN 2001

           JOHN E. JONES, age 63, retired in January 1996 as the Chairman of the Board, President, Chief Executive Officer and a Director of CBI Industries, Inc., a manufacturer of industrial gases, provider of construction services and investor in oil transport and storage businesses. Executive officer and Director of CBI since 1976. Director of Allied Products Corporation, Amsted Industries Incorporated, NICOR Inc., Valmont Industries, Inc. and BWAY Corp. Interlake director since 1988. Committees: Management Development and Compensation, Finance, and Board Development.

           W. ROBERT REUM, age 55, Chairman of the Board, President and Chief Executive Officer of Interlake since 1991. Director of Amsted Industries
Incorporated.   Interlake director since 1987.

TERM WHICH EXPIRES IN 2000

           FREDERICK C. LANGENBERG, age 70, retired in 1991 as Chairman of the Board and Chief Executive Officer of Interlake. Interlake director since 1979. Committees: Audit Review, Finance, and Board Development.

           WILLIAM G. MITCHELL, age 67, retired as Vice Chairman and Director of Centel Corporation, a communications and electric services company, in 1987.
 Director of The Northern Trust Company, The Sherwin-Williams Company, and Peoples Energy Corporation. Interlake director since 1984. Committees:
Audit Review, and Management Development and Compensation.

           ERWIN E. SCHULZE, age 72, Chairman Emeritus of the Board of Governors of the Chicago Stock Exchange. Retired as Chairman of the Board, President and Chief Executive Officer, and Director of The Ceco Corporation, a manufacturer of building products and provider of concrete forming services for the construction industry, in 1990. Director of AAR Corporation. Interlake director since 1981. Committees: Management Development and Compensation, and Finance.

TERM EXPIRES IN 1999

           JOHN A. CANNING, JR., age 53, President, Madison Dearborn Partners, Inc., a manager of private equity investment funds, since January 1993. Formerly President of First Chicago Venture Capital from 1980 to 1993 and Executive Vice President of The First National Bank of Chicago from 1987 to 1993. Director of Milwaukee Brewers Baseball Club, Inc., Norfolk Tides Baseball Club, Northwestern Memorial Corporation and Northwestern Memorial Management Corporation; member of the Board of Trustees of Northwestern University;
member of the Board of Visitors of Duke University School of Law. Interlake director since 1993. Committees: Management Development and Compensation, and Finance.

           JAMES C. COTTING, age 64, retired in 1995 as Chairman and Chief Executive Officer of Navistar International Corporation, a manufacturer of medium and heavy duty trucks. Director of Asarco Incorporated and USG Corporation. Member of the Board of Governors of the Chicago Stock Exchange. Director of Junior Achievement of Chicago and a trustee of the Adler Planetarium. Interlake director since 1989. Committees: Audit Review, and Finance.

           QUENTIN C. MCKENNA, age 71, retired in 1996 as Chairman of the Board and a Director, and in 1991 as Chief Executive Officer, of Kennametal, Inc., a manufacturer of metal cutting tools, machining systems, and materials for applications requiring wear resistance. Past Director of PNC Financial Corp. and its affiliate, Pittsburgh National Bank; past director of the Federal Reserve Bank of Cleveland. Interlake director since 1986. Committees:
Audit Review, and Board Development.


                        1998 STOCK INCENTIVE PROGRAM

           On February 26, 1998, the Corporation's Board of Directors adopted, subject to stockholder approval, the 1998 Stock Incentive Program (the "1998 Program"). As of March 10, 1998, 161,920 shares of Common Stock were available to be the subject of awards under the Corporation's 1989 Stock Incentive Program, and 130,000 shares of Common Stock were available to be the subject of awards under the Corporation's 1997 Stock Incentive program.


General Information

           The purpose of the 1998 Program is to attract and retain outstanding individuals as directors, officers and key employees of the Corporation and its subsidiaries and to furnish performance incentives to such individuals by providing opportunities for such individuals to acquire shares of Common Stock. Benefits may not be granted under the 1998 Program after April 23, 2008.

           The 1998 Program will be administered by the Management Development and Compensation Committee (the "Committee") of the Corporation's Board of Directors. Each of the at least three members of the Committee must be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and an "Outside Director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The interpretation and construction by the Committee of any provision of the 1998 Program or of any document evidencing the grant of any Benefits and any determination by the Committee pursuant to any provision of the 1998 Program or of any such document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. The Corporation's Secretary (or another officer designated from time to time by the Corporation's Chief Executive Officer) will perform record-keeping functions under the 1998 Program. Any decision by such officer, if approved by the Committee, will be binding and conclusive for all purposes.

           The Committee is authorized to designate the directors, officers and key employees ("Participants") of the Corporation and its subsidiaries (or any person who has agreed to commence serving in such capacity within 90 days) who may receive Benefits under the 1998 Program. The granting of Benefits to any such persons is entirely in the discretion of the Committee and the Committee may consider such factors as it deems pertinent in designating Participants and in determining the terms of such Benefits. Benefits which may be granted under the 1998 Program include stock options, restricted shares and shares in lieu of certain cash payments. Each type of Benefit is described below.

           Subject to adjustment as described below, the number of shares of Common Stock that may be issued or transferred (I) upon the exercise of stock options, (ii) as restricted shares and released from substantial risks of forfeiture thereof, or (iii) as shares in lieu of certain cash payments shall not exceed in the aggregate 1,150,000 shares plus any shares relating to Benefits that expire or are forfeited or cancelled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The Corporation is not required to issue fractional shares under the 1998 Program and may provide for elimination of fractions or the settlement of fractions in cash. Upon the payment of any option price by the transfer to the Corporation of shares of Common Stock or upon satisfaction of any withholding amount by means of transfer or relinquishment of shares of Common Stock, there shall be deemed to have been issued or transferred under the 1998 Program only the net number of shares of Common Stock actually issued or transferred by the Corporation. Notwithstanding the foregoing, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of stock options intended to qualify as "incentive stock options" under Section 422 of the Code shall not exceed
1,150,000 shares, subject to adjustments as described below.   The Committee
shall make or provide for such adjustments in the purchase price and in the number and kind of shares covered by outstanding stock options as it may determine in good faith is equitably required to prevent dilution or enlargement of the rights of optionees as a result of any stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, spin-off, reorganization, partial or complete liquidation or other corporate transaction or event having a similar effect. In the event of any such transaction or event, the Committee, in its discretion, may also provide in substitution for any or all outstanding Benefits under the 1998 Program such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Benefits so replaced. In such circumstances, the Committee shall also make adjustments in the maximum number of shares issuable under the 1998 Program and in the per individual limits contained therein as it deems appropriate.

Stock Options

           The Committee is authorized to grant stock options to Participants. The terms of each stock option will be determined by the Committee and set forth in an option agreement delivered to the optionee. No Participant shall be granted stock options under the 1998 Program for more than 575,000 shares of Common Stock during any three year period, subject to adjustments as described above. Stock options may be "incentive stock options" intended to qualify under Section 422 of the Code, stock options which are not intended to so qualify ("nonqualified stock options") or a combination of both. Each stock option grant must specify the number of shares to which it pertains and the option price, which may not be less than the fair market value of such shares on the date of grant. "Fair market value" means, at any date, the average of the high and low price of the Common Stock on that date (or, if no sales of Common Stock occurred on that date, the last preceding date upon which sales of Common Stock occurred) on the New York Stock Exchange
Composite Transactions or any other securities exchange on which the Common Stock is traded if it is not traded on the New York Stock Exchange or The Nasdaq Stock Market if the Common Stock is listed thereon and is not traded on any national securities exchange, in each case as reported (corrected for reporting errors) in The Wall Street Journal. As of March 10, 1998, the fair market value of the Common Stock determined in accordance with the 1998
Program was $4.6875.

           The Committee is authorized to fix the other terms and conditions of all stock options granted under the 1998 Program, including the period or periods of continuous employment or continuous service as a director or the achievement of Management Objectives necessary prior to the stock option becoming exercisable and any provision accelerating, for any reason stated, such exercisability. Management Objectives are measurable performance objectives established by the Committee and described in terms of Corporation-wide objectives or objectives that are related to the performance of the Common Stock, another corporation, the individual Participant or of the subsidiary, division, department, region or function within the Corporation or subsidiary in which the Participant is employed. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives, in whole or in part, as the Committee deems appropriate and equitable. The term of each stock option is also determined by the Committee. No stock option may be granted for a term of more than ten years from the date of grant.

           Upon the exercise of any stock option, the option price is payable in cash or check acceptable to the Corporation. The Committee may also provide that the option price may be paid by the transfer to the Corporation of shares of Common Stock owned by the optionee and having a fair market value on the date of exercise equal to the Option Price or by a combination of cash and delivery of shares of Common Stock owned by the optionee. The Committee may also determine, at or after the date of grant of a stock option (other than an "incentive stock option"), that payment of the option price may also be made in whole or in part in the form of restricted shares or other shares of Common Stock that are forfeitable or subject to restrictions on transfer (based, in each case, on the fair market value per share on the date of exercise) or other stock options (based on the difference (the "Spread") between the fair market value and the exercise price of such option on the date of exercise). Unless otherwise determined by the Committee at or after the date of grant of a stock option, whenever any option price is paid in whole or in part by means of any of the forms of consideration specified in the preceding sentence, the shares of Common Stock received upon the exercise of the stock options shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares so surrendered, or (ii) the Spread of any unexercisable portion of stock options. Any grant may provide for deferred payment of the option price from the proceeds of sale through a bank or broker on a date satisfactory to the Corporation of some or all of the shares to which such exercise relates.

           The Committee may, with the agreement of the affected optionee, amend or cancel any stock option granted under the 1998 Program, provided that no such amendment will lower the exercise price of any outstanding options, and no such amendment may cause a stock option to cease to qualify as " performance-based" under Section 162(m) of the Code. In the event of any such cancellation, the Committee may authorize the granting of new stock options (which may or may not cover the same number of shares which had been the subject of any prior stock option) in such manner, at such option price and subject to the same terms and conditions as would have been applicable had the cancelled stock options not been granted provided, however, that in the event of a cancellation of a holder's Stock Options, new Stock Options under the 1998 Program may not be issued to the same holder at a lower price.

Restricted Shares

           The Committee is authorized to grant restricted shares, which constitute an immediate transfer of ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer referred to below. No Participant may receive more than 100,000 restricted shares in any one calendar year, subject to adjustments as described above. Each grant must specify the number of shares of Common Stock subject thereto and must be subject to forfeiture or lapse in such circumstances as the Committee may determine. Restricted shares must be subject, for a period to be determined by the Committee, to a substantial risk of forfeiture within the meaning of
Section 83 of the Code.  Any grant of restricted shares may specify
Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may be made without additional consideration or in consideration of a payment by such Participant that is less than fair market value. Each grant of restricted shares shall provide that during the period for which a substantial risk of forfeiture continues, the transferability of the restricted shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the restricted shares to a continuing substantial risk of forfeiture in the hands of any transferee). Any grant of restricted shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions and substantial risks of forfeiture as the underlying award. Unless otherwise directed by the Committee, all certificates representing restricted shares shall be held in custody by the Corporation until all restrictions thereon have lapsed. Each grant will specify that the Committee may at any time amend, suspend or terminate the restricted share grant, provided that, in the case of amendment, the amended grant conforms to the provisions of the 1998 Program.

Shares in Lieu of Certain Cash Payments

           The Committee is also authorized to grant shares of Common Stock in lieu of cash which would otherwise be payable as a bonus to officers and key employees of the Corporation and its subsidiaries pursuant to any incentive compensation plan. Each grant may contain such terms and conditions as the Committee may determine and must specify the proportion of any such bonus to be paid in shares of Common Stock; however, no shares shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The number of whole shares of Common Stock to be delivered in lieu of cash will be determined by dividing the value of the portion of the bonus to be paid in shares of Common Stock by the fair market value of the Common Stock as of a date selected by the Committee. The value of fractional shares will be paid in cash.

Miscellaneous Benefit Terms

           Except as otherwise determined by the Committee, no stock option will be transferable other than by will or the laws of descent and distribution and stock options will be exercisable during the Participant's lifetime only by the Participant or his or her guardian or legal representative, and after the participant's death, only by his or her legal representative. Any Benefit may also be subject to other provisions as the Committee determines appropriate, including restrictions on resale, provisions directed at compliance with federal and state securities laws and stock exchange rules, and conditions as to employment. The Committee may also authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

           It shall be a condition to the receipt of any payment made or benefit realized by a Participant under the Plan that the Participant make arrangements satisfactory to the Corporation for payment of any federal, state, local or foreign taxes required to be withheld in connection therewith. The Committee has discretion to permit the Participant to relinquish a portion of such payment or benefit to pay any taxes.

           The designation of a director, executive officer or employee as a participant under the 1998 Program will not enlarge or otherwise affect such participant's right, if any, to continued employment or service as a director.

           The Committee may accelerate the time at which a stock option may be exercised or the time at which a restriction or substantial risk of forfeiture will lapse if a participant dies, becomes disabled or retires or in case of hardship or other special circumstances.

1998 Program Amendment Provisions

           The Committee is authorized to amend, suspend or terminate the 1998 Program at any time and from time to time, provided, however, that any amendment which must be approved by the stockholders of the Corporation in order to comply with applicable law or the rules of the principal national securities exchange upon which the shares of Common Stock are traded or quoted shall not be effective unless and until such approval has been obtained. Presentation of the 1998 Program or any amendment thereto for stockholder approval is not to be construed to limit the Corporation's authority to offer similar or dissimilar benefits through plans that are not subject to stockholder approval.

Benefits to be Granted Under the 1998 Program

           The amount and types of Benefits that may be granted under the 1998 Program will be at the sole discretion of the Committee and cannot therefore
be determined.   Certain awards were made under the 1989 and 1997 Stock
Incentive Programs during 1997.  See "Executive Compensation."

Federal Income Tax Consequences

           The following is a summary of certain of the federal income tax consequences of certain transactions under the 1998 Program. Sections 1 through 4 address the tax consequences to all participants of the various benefits contemplated under the 1998 Program. Section 5 addresses certain special rules applicable only to those participants who are directors or officers of the Corporation subject to Section 16(b) of the Exchange Act (collectively, "Insiders"). Finally, Section 6 considers certain general matters.

           1.  Incentive Stock Options

           A participant will not recognize income upon the grant of an incentive stock option. Furthermore, a participant will not recognize income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Corporation (one year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the optioned shares for more than two years from the grant of the option and more than one year after the shares are transferred to him or her. If these requirements are satisfied, the participant will be taxed on any gain (measured by the difference between the participant's basis in the shares and the net proceeds of the sale) at long-term capital gains rates on the sale of the shares. Such long-term capital gain may be eligible for reduced rates if applicable holding period requirements are satisfied.

           If the shares of Common Stock acquired upon the timely exercise of an incentive stock option are sold, exchanged or otherwise disposed of without satisfying the holding period requirement (a "Disqualifying Disposition"), the participant will usually recognize a portion of any gain as ordinary income at the time of disposition up to the amount of the excess of the fair market value of the underlying Common Stock at the time of exercise over the option price (the "Spread"). Upon a Disqualifying Disposition that constitutes a sale or exchange with respect to which any loss would be recognized, the amount includable in ordinary income will be limited to any excess of the net amount realized on the sale or exchange over the participant's basis in the shares. A Disqualifying Disposition is usually a transaction with an unrelated third party that is not subject to the wash-sale provisions of the Code.

           If the participant pays the option price of an incentive stock option by the surrender of unrestricted shares of Common Stock that he or she already owns, he or she will not recognize gain or loss on the shares surrendered to the extent that their fair market value equals that of the shares received. To that extent, the shares received will have a basis equal to the basis of the shares surrendered, and the participant's holding period of the shares received will include the holding period of the shares surrendered. To the extent that the value of the shares received exceeds the value of the shares surrendered, those shares received that represent such excess in value will have a basis equal to zero and a holding period that will commence on the day they are acquired. However, if a participant surrenders shares that were acquired through the previous exercise of an incentive stock option before the end of the requisite holding period, the participant may recognize ordinary income on the surrender of those shares.

           Individuals are subject to an alternative minimum tax ("AMT") based upon an expanded tax base to the extent that the AMT exceeds the regular tax liability. The AMT is imposed on alternative minimum taxable income in excess of an exemption amount. Alternative minimum taxable income generally is the taxpayer's taxable income increased or decreased by certain adjustments and increased by certain preferences. For AMT purposes, incentive stock options are generally treated in a manner similar to the regular tax treatment of nonqualified stock options (see Section 2, below). For example, upon the exercise of an incentive stock option, the amount of the Spread will be included in alternative minimum taxable income, and the basis of the shares will equal their fair market value when the incentive stock option is exercised. A tax credit may be available in a subsequent taxable year for some or all of any AMT paid.

           Options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the fair market value of the shares with respect to which incentive stock options granted after 1986 are exercisable for the first time by a participant during any calendar year (under all of the Corporation's plans and those of any of its subsidiaries) exceeds $100,000. This rule is applied by taking the options into account in the order in which they are granted.

           2.  Nonqualified Stock Options

           A participant will not recognize income upon the grant of a nonqualified stock option. Generally, the participant will recognize ordinary income at the time of exercise equal to the amount of the Spread. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds of the sale and the fair market value of the shares on the date of exercise will be taxed as long-term or short-term capital gain or loss depending on the holding period. Such long-term capital gain may be eligible for reduced rates if appplicable holding period requirements are satisfied.

           If a participant pays the option price of a nonqualified stock option in whole or in part by the surrender of Common Stock that the participant already owns, the participant will not recognize gain or loss on the shares surrendered to the extent that their fair market value equals that of the shares received. To that extent, the shares received will have a tax basis equal to the basis of the shares surrendered, and the participant's holding period of the shares received will include the holding period of the shares surrendered. To the extent that the value of the shares received upon exercise exceeds the value of the shares surrendered, the excess (reduced by the amount of any cash paid by the participant) will be ordinary income. Furthermore, the shares received that represent such excess in value will have a basis equal to their fair market value and a holding period that will commence on the day after they are acquired. However, if the shares surrendered are considered substantially nonvested property within the meaning of Section 83 of the Code, a Section 83(b) Election (as defined in Section 3 below) with respect to the shares has not been made, and certain shares received upon exercise are considered substantially nonvested property, the participant will generally recognize ordinary income in the year during which the restrictions terminate on the shares received.

           3.  Restricted Shares

           A participant will not recognize income upon the receipt of restricted shares unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election") within 30 days after the shares are transferred to the participant to have the shares taxed to the participant as ordinary income at their fair market value on the date of transfer less any amount paid by him or her.

           If a participant makes a Section 83(b) Election, the participant will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of the shares (determined without regard to the restrictions thereon) at the time of transfer over any amount paid by the participant therefor. Upon a sale of such shares after the restrictions terminate or are otherwise removed, any difference between the net proceeds of the sale and the fair market value of the shares (determined without regard to the restrictions thereon) at the time of transfer will be taxed as long-term or short-term capital gain or loss depending on the holding period. If a participant makes a Section 83(b) Election with respect to Common Shares that are subsequently forfeited, the participant will not be entitled to deduct any amount previously included in income by reason of that election.


           If a participant does not make a Section 83(b) Election, the participant will recognize ordinary income in the year during which the restrictions terminate in an amount equal to any excess of the fair market value of the shares on the date that the restrictions terminate or are otherwise removed over any amount paid by the participant therefor. Upon a sale of such shares after the restrictions terminate or are otherwise removed, any difference between the net proceeds of the sale and the fair market value of the shares on the date that the restrictions terminate or are otherwise removed will be taxed as long-term or short-term capital gain or loss depending on the holding period. If a Section 83(b) Election has not been made, any unrestricted dividends received with respect to Common Shares that are subject to restrictions will be treated as additional compensation income and not as dividend income.

           4.  Shares in Lieu of Certain Cash Payments

           A participant will recognize ordinary income upon receipt of shares of Common Stock in lieu of certain cash payments, equal in amount to the fair market value of the shares at the time of the transfer.

           5.  Special Rules Applicable to Insiders

           In limited circumstances where the sale of Common Stock received as a result of a grant or award could subject an Insider to suit under Section 16(b) of the Exchange Act, the tax consequences to the Insider may differ from the tax consequences described above. In these circumstances, unless an election under Section 83(b) of the Code has been made, the principal difference (in cases where the Insider would otherwise be currently taxed upon the receipt of the stock) usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the Insider to suit under Section 16(b) of the Exchange Act, but no longer than six months.

           6.  General Matters

           To the extent that a participant recognizes ordinary income in the circumstances described above, his or her employer will be entitled to a corresponding deduction provided, among other things, that the deduction meets the test of reasonableness, is an ordinary and necessary business expense, is not disallowed by the $1 million limitation on certain executive compensation and is not an "excess parachute payment" within the meaning of
Section 280G of the Code.


                   THE BOARD OF DIRECTORS AND COMMITTEES

   There were nine meetings of the Board in 1997. Each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period during which he was a director and the total number of meetings held by all committees of the Board on which he served during the period that he was a committee member.

   The Audit Review Committee recommends to the Board the appointment of independent accountants; meets periodically with Interlake's management, internal audit management and independent accountants and reviews internal accounting controls, the internal audit program and accounting practices; reviews consolidated financial statements; and reviews Interlake's non-financial auditing practices. The Audit Review Committee met two times in 1997.

   The Management Development and Compensation Committee provides for evaluation of the Chief Executive Officer; reviews and makes recommendations to the Board regarding key employee compensation policies, plans and programs, including recommending to the Board the salaries of all executive officers; and administers certain compensation programs. The Management Development and Compensation Committee met six times in 1997.

   The Board Development Committee's primary responsibility is to seek out, evaluate and recommend to the Board qualified nominees for election as directors; and to implement systems for evaluation of the Board. Biographical and other information about possible nominees recommended by stockholders in accordance with the provisions of Interlake's by-laws should be sent to the attention of the Secretary of Interlake. The Board Development Committee met once in 1997.

   The Finance Committee consults with management upon request and makes recommendations to the Board as to major debt and equity financing transactions, financial aspects of major acquisitions or dispositions, and allocation of resources for capital expenditures; and reviews the general administration of the retirement plans of the Corporation. The Finance Committee met once in 1997.

            VOTING SECURITIES AND SECURITY OWNERSHIP BY CERTAIN
                           PERSONS AND MANAGEMENT

   Holders of record of shares of Common Stock at the close of business on March 10, 1998 will be entitled to vote at the meeting. On that date, 23,162,142 shares of Common Stock were outstanding, each share being entitled to one vote.

   On March 10, 1998, officers, directors and employees of Interlake and its subsidiaries had voting rights with respect to approximately 2,220,236 shares, or 9.6% of the shares of Common Stock then outstanding, exclusive of shares owned outright by employees who are not executive officers. Such voting rights arise from shares owned outright (in the case of directors and officers), shares as to which the individual holder's beneficial interest is limited to voting rights, and shares owned by various employee benefit plans under which the plan trustee receives voting instructions from plan participants.

Security Ownership by Certain Persons and Management

   This section of the proxy statement relates to beneficial ownership of Interlake's Common Stock based on information available to the Corporation as of March 10, 1998. Common Stock is the only class of capital stock entitled to be voted at the meeting. For the purposes of this section, a person is deemed to be a beneficial owner if such person has or shares voting power or investment power in respect of such shares or has the right to acquire beneficial ownership within 60 days.

   The table which follows shows beneficial ownership of Interlake's Common Stock by each person who has advised Interlake that such person beneficially owns more than five percent of Interlake's Common Stock.

                                                Number of
                                                 Shares          Percent(1)
FIRST CHICAGO NBD CORPORATION
and FIRST CHICAGO EQUITY CORPORATION
One First National Plaza
Chicago, Illinois  60670                        7,894,737(2)       25.4%

JOHN P. MC NIFF,
ROBERT A. DAVIDSON,
LONGWOOD INVESTMENT ADVISORS, INC.
735 Chesterbrook Blvd., Suite 305
Wayne, Pennsylvania 19087                       3,269,000(3)       14.1%

MARK DICKSTEIN,
DICKSTEIN PARTNERS, L.P.,
DICKSTEIN PARTNERS INC.
DICKSTEIN & CO., L.P.,
DICKSTEIN FOCUS FUND L.P.,
DICKSTEIN INTERNATIONAL LIMITED,
MARK AND ELYSSA DICKSTEIN FOUNDATION
660 Madison Avenue, 16th Floor
New York, NY 10021                              2,546,900(4)       11.0%

(1) Percentages are percentages of Interlake's Common Stock computed as provided in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. This means that, in the case of any holder of Series A Convertible Exchangeable Preferred Shares ("Series A Shares"), that holder's Series A Shares are treated as being converted into shares of Common Stock, but no other Series A Shares are treated as converted. In the case of all other holders, no Series A Shares are treated as converted; computations are based solely upon outstanding shares of Common Stock.

(2) First Chicago Equity Corporation ("FCEC") is the record and beneficial owner of 31,500 shares of Interlake's Series A2 Convertible Exchangeable Preferred Stock ("Series A2 Shares"). First Chicago NBD
        Corporation is the parent company of FCEC.   As of the date hereof,
        the Series A2 Shares of FCEC are convertible into 7,894,737 (25.4%) shares of Non-Voting Common Stock at any time, and into the same number of shares of Common Stock in certain limited circumstances. (The number of shares of Common Stock into which the Series A2 Shares are convertible increases on each June 30th and December 31st if preferential cash dividends accruing at the rate of nine percent per annum are not paid.) Series A2 Shares may be converted into Series
        A1 Shares, which in turn are convertible at any time into shares of Common Stock, by any holder who can certify that by virtue of such conversion it would not have a regulatory problem under certain laws or regulations applicable to banks, bank holding companies, small business investment companies or their affiliates. Interlake believes that as of March 10, 1998, FCEC would have had such a regulatory problem.

(3) In its most recent amendment to Schedule 13G filed with the Securities and Exchange Commission, Longwood Investment Advisors, Inc. indicated that it has shared dispositive power over 3,099,000 (13.4%) shares; Robert A. Davidson and John P. McNiff indicated that they had shared dispositive power over such 3,099,000 shares by virtue of being responsible for the selection, acquisition and disposition of portfolio securities on behalf of Longwood Investment Advisors, Inc., and sole dispositive power over an additional 62,000 (0.3%) shares and 108,000 (0.5%) shares, respectively.

(4) In his most recent Form 4 and amendment to Schedule 13D filed with the Securities and Exchange Commission, Mark Dickstein indicated that he is the beneficial owner of 2,546,900 (11.0%) shares of Common Stock, over all of which he had shared voting and dispositive power (other than 80,000 shares subject to sole voting and dispositive power); and related entities which may form a group held shared voting and dispositive power over the following numbers of shares: Dickstein Partners Inc., 2,446,900 (10.6%); Dickstein Partners L.P., 1,927,300
        (8.3%); Dickstein & Co., L.P., 1,735,300 (7.5%); Dickstein
        International Limited, 519,600 (2.2%), Dickstein Focus Fund, L.P., 192,000 (0.8%); and Mark and Elyssa Dickstein Foundation, 20,000 (0.1%).


        The table which follows shows the beneficial ownership of Interlake's Common Stock by directors, nominees, named executive officers, and incumbent directors and incumbent executive officers as a group, including an immaterial number of shares held in joint tenancy with close family members. The table includes options exercisable within 60 days held by Messrs. Langenberg, Reum, Fulton, Gregory and Smith and incumbent executive officers as a group to purchase 36,591; 129,522; 40,000; 40,000; 33,000;
and 304,793 shares respectively. The percentage of outstanding shares beneficially owned is computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. This means that, in the case of any holder or group of holders of options exercisable within 60 days, that holder's or group's options are treated as exercised, but no other options are treated as exercised.

                                                      Number of
            Name                                        Shares      Percent(1)
            ---------                               -------------   ----------

             JOHN A. CANNING, JR.(2)                    51,200        0.2
             JAMES C. COTTING                            3,200          *
             ROBERT J. FULTON                          153,749        0.7
             STEPHEN GREGORY                           132,982        0.6
             JOHN E. JONES                               3,200          *
             FREDERICK C. LANGENBERG                   156,312        0.7
             QUENTIN C. MCKENNA                          3,200          *
             WILLIAM G. MITCHELL                         6,800          *
             W. ROBERT REUM                            415,958        1.8
             ERWIN E. SCHULZE                           32,200        0.1
             STEPHEN R. SMITH                          115,206        0.5
             All Directors and Executive Officers    1,248,291        5.3

(1) An asterisk in the table means that less than one-tenth of one percent of the outstanding shares are beneficially owned.

(2) Mr. Canning is President of Madison Dearborn Partners, Inc., a private equity investment fund. Madison Dearborn Partners VIII, of which Mr. Canning is a partner, owns 3,500 of the outstanding shares of Interlake's Series A2 Convertible Exchangeable Preferred Stock and 1,100 of the outstanding shares of Interlake's Series A3 Convertible Preferred Stock, which shares are in certain circumstances convertible into shares of Common Stock. Mr. Canning disclaims beneficial ownership of the Series A Convertible Exchangeable Preferred Stock and the shares of Common Stock into which it is convertible.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on a review of Forms 3 and 4 received, Interlake is not aware of any director, officer or other person that failed to file on a timely basis with respect to Interlake reports required by Section 16(a) during the most recent fiscal year.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

        The table which follows shows the compensation paid to or earned by Interlake's Chief Executive Officer and the four executive officers who, in 1997, were the next most highly compensated.

                        SUMMARY COMPENSATION TABLE

                                Annual Compensation                Long Term Compensation



                                                                Awards
                                                              Securities       Payouts
                                                              Underlying         LTP       All Other
Name and Principal                    Salary       Bonus     Options/SAR's     Payout     Compensation
Position                  Year          ($)        ($)(1)        (#)           ($)(2)      ($)(3)(4)


W. Robert Reum            1997       $480,000     $273,349     480,000        $584,220     $149,416
  Chairman of the         1996        455,004      416,454           0               0      146,599
  Board, President and    1995        455,004      373,085           0               0      145,171
  Chief Executive
  Officer

Robert J. Fulton          1997       $250,008     $255,191     200,000        $241,375     $  9,667
  President-              1996        240,000       92,322           0               0      137,023
  Hoeganaes Corporation   1995        230,004      200,000      40,000               0      170,357

Stephen Gregory           1997       $225,000     $ 97,346     125,000        $203,300     $ 58,250
  Vice President-Finance  1996        210,000      163,197           0               0       49,334
  and Chief Financial     1995        190,008      109,059           0               0       62,952
  Officer

Stephen R. Smith          1997       $203,004     $ 84,575     110,000        $168,280     $ 49,560
  Vice President,         1996        195,000      129,584           0               0       42,686
  Secretary and General   1995        185,004       91,018           0               0       38,674
  Counsel

Craig A. Grant            1997       $186,000     $ 74,507      90,000        $103,040     $424,873
  Vice President-Human    1996        176,004       94,862           0               0       37,284
  Resources               1995        161,004       79,211           0               0       32,578


(1)        Approximately 30% of the bonus for 1997 was paid in stock, including 11,729 shares to Mr. Reum, 12,650 shares to Mr. Fulton, 4,102 shares to Mr. Gregory,
           3,530 shares to Mr. Smith and 3,263 shares to Mr. Grant.

(2)        Includes 131,040 shares awarded to Mr. Reum, 51,000 shares to Mr. Fulton,
           45,600 shares Mr. Gregory, and 37,760 shares to Mr. Smith, which became non-forfeitable in 1997, valued at the fair market value on the date of grant.

(3) Includes contributions to defined contribution retirement plans plus, for Messrs. Reum, Gregory, Smith and Grant, tax-adjusted amounts paid or payable in cash which would have been payable as contributions pursuant to such plans had contributions not been statutorily limited.
           Mr. Fulton's 1995 and 1996 totals and Mr. Gregory's 1995 total also include relocation expenses. Mr. Grant's 1997 total includes severance benefits and accrued vacation pay received by Mr. Grant upon his resignation effective December 31, 1997.

(4)        Under the Corporation's Key Executive Retention Program, Mr. Reum held
           196,560 shares of restricted stock, of which the fair market value as of December 28, 1997 was $945,945; Mr. Fulton, 76,500 shares
           ($368,156); Mr. Gregory, 68,400 shares ($329,175); Mr. Smith, 56,640 shares  $272,580) and Mr. Grant, 46,368 shares ($223,146).

Options Granted in 1997

               The table which follows shows the numbers, certain terms of, and the grant date values of the options granted during fiscal year 1997 to the named executive.

                  Options Granted in 1997 Fiscal Year(1)

                                 Percent of
                               Total Options                    Market
                  Options        Granted to        Exercise     Price on                   Grant Date
                  Granted(2)    Employees in        Price       Grant       Expiration      Values
Name                 (#)        Fiscal Year       ($/Share)     Date(3)     Date           ($)(4)(5)

W. ROBERT REUM     480,000         37%            $3.4375       $3.4375     4/24/07        $1,094,400
ROBERT J. FULTON   200,000         16%            $3.4375       $3.4375     4/24/07          $456,000
STEPHEN GREGORY    125,000         10%            $3.4375       $3.4375     4/24/07          $285,000
STEPHEN R. SMITH   110,000          9%            $3.4375       $3.4375     4/24/07          $250,800
CRAIG A. GRANT      90,000          7%            $3.4375       $3.4375     4/24/07          $205,200

(1) No stock appreciation rights (SARs) were granted in 1997.

(2) All options listed are not exercisable until April 21, 1999, at which time the options become exercisable in full.

(3) Computed as the average of the high and low on April 24, 1997.

(4) Determined using the Black-Scholes option pricing model and utilizing expected volatility of 56% based on Interlake's historical data from December 30, 1990.

(5) Mr. Grant's options were cancelled as of December 31, 1997 upon his resignation.

Aggregated Option/SAR Exercises in Last Year and
Fiscal Year-End Option/SAR Values

      Information on stock option exercises during fiscal year 1997 and the number of unexercised options at fiscal year end for each of the named executive officers is set forth in the table which follows.

                Options Outstanding at 1997 Fiscal Year-End


                    Shares                    Number of Securities Underlying
                 Acquired on      Value       Unexercised Options/SAR's at
Name               Exercise     Realized($)   Fiscal Year End (#)


                                              Exercisable     Unexercisable
[S]               [C]           [C]           [C]             [C]

W. ROBERT REUM                                 129,522         480,000

ROBERT J. FULTON                                40,000         200,000

STEPHEN GREGORY                                 40,000         125,000

STEPHEN R. SMITH                                33,000         110,000

CRAIG A. GRANT     15,000        $30,000        13,000          90,000



Defined Benefit Plans

        Mr. Fulton participates in the Hoeganaes Corporation Pension Plan for Exempt Employees. The following table shows estimated annual benefits payable for life, upon retirement, including benefit amounts which would have been payable under the pension plan had such payments not been statutorily limited.


                                       Years of Service

Remuneration       10         15         20          25         30

  150,000       $17,422    $26,133    $34,845     $43,556    $52,267

  175,000        20,663     30,995     41,326      51,658     61,989

  200,000        23,904     35,856     47,808      59,760     71,712

  225,000        27,145     40,717     54,290      67,862     81,435

  250,000        30,386     45,579     60,772      75,965     91,158

  300,000        36,868     55,302     73,736      92,170    110,604

  350,000        43,350     65,024     86,699     108,374    130,049

  400,000        49,831     74,747     99,663     124,579    149,494

  500,000        62,795     94,193    125,590     156,988    188,385

  600,000        75,759    113,639    151,518     189,398    227,277


The Plan gives credit for the salary and bonus amounts reflected in the Summary Compensation Table, averaged for the final five years of employment. Mr. Fulton has approximately three years of credited service. Benefits are not subject to deduction for social security or other offset amounts. Benefits are calculated for an employee who retires in 1998 at age 65.

Key Executive Severance Pay Agreements

       Interlake has entered into Key Executive Severance Pay Agreements (the "Severance Pay Agreements") with Messrs. Reum, Fulton, Gregory, Smith and Grant and the other incumbent executive officers of Interlake (as designated for purposes of the Exchange Act). (As Mr. Grant resigned effective December 31, 1997, his severance pay agreement is no longer in effect.)

        Under the Severance Pay Agreements, an executive officer is entitled to severance benefits if there is a termination of his or her employment without cause and other than due to death or disability at any time within a severance period of three years, subject to extension for an additional year each year unless written notice is given to the contrary (or, if less than the term of such severance period, within the period ending at the participant's attainment of age 65, death or permanent disability) after a change in control as defined in the agreements. In addition, following a change in control, a participant may elect to terminate his employment without loss of severance benefits in certain specified circumstances.

        For purposes of the Severance Pay Agreements, a change in control is deemed to have occurred if (i) Interlake is merged or reorganized into or with, or sells all or substantially all of its assets to, another company in a transaction in which former Interlake stockholders own less than 75 percent of the outstanding securities of the surviving or acquiring company after the transaction, (ii) a filing is made with the Securities and Exchange Commission disclosing the beneficial ownership by any person or group of 25 percent or more of the voting power of Interlake, subject to certain limited exceptions, (iii) during any period of two consecutive years individuals who were directors at the beginning of such period cease to constitute a majority of the Board without the approval of two-thirds of the remaining Board members, or (iv) the Corporation files a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control has occurred or will occur in the future.

        In the event of a change in control, any executive officer who is terminated or terminates his employment with rights to severance compensation will be entitled to receive a lump sum payment equal to, in the case of Messrs. Reum, Fulton, Gregory and Smith, three times the sum of his highest base pay in effect for any period prior to the termination, plus the target bonus established for either the fiscal year in which the change in control occurs or the fiscal year in which the termination occurs, whichever is higher. In addition, such executive will be entitled to certain benefits for a three year period following the termination.

        In addition, the Severance Pay Agreements provide that, in the case of a termination other than for cause or upon death or permanent disability, and other than upon termination during a change in control severance period, the executive is entitled to a lump sum amount equal to one year's base pay at the rate in effect at the time of the termination, plus the executive's target bonus for the year of termination. In addition, such executive will be entitled to certain benefits for a one year period after the termination.

        The Severance Pay Agreements provide that Interlake will pay for the legal expenses of an executive if he has to enforce his rights under the agreement following a change in control. A letter of credit has been obtained for the purpose of securing the payment of such expenses. The terms of the Severance Pay Agreements presently run through February 28, 1999, subject to automatic one-year extensions absent notice to the contrary.


Compensation of Outside Directors

        For the 1997-98 year, each outside director was paid a retainer $30,000, with no additional amounts paid for attendance at meetings or service as committee chairpersons. Interlake provides accidental death and dismemberment insurance for its directors, and non-employee directors are reimbursed their expenses of attendance at meetings of the Board or committees of the Board.

        As of January 23, 1997, each non-employee director was granted options for 10,000 shares of Common Stock, vesting in virtually equal amounts at the start of the annual meetings of stockholders occurring in 1998, 1999 and 2000. In addition, as of January 22, 1998, each non-employee director was granted options for 10,000 shares of Common Stock, vesting in virtually equal amounts at the start of the annual meetings of stockholders occurring in 1999, 2000 and 2001.

        Under the Directors' Post-Retirement Income Plan, each outside director with four years' service as a director prior to April 1, 1997, is entitled to annual post-retirement income beginning at age 65 or retirement from the Board, whichever is later, and continuing for the lifetime of the retired director. The annual benefit upon the retirement of any current director who qualifies will be $30,000, reduced 10 percent for each full year that his service as a non-employee director of Interlake is less than 10 years.

        In 1988, Interlake established a trust for the payment of post-retirement income to outside directors and provided the trustee with funds to purchase annuities for retired directors covered by the plan and for incumbent directors having more than four years' service. Should Interlake become insolvent, the assets of the trust would be subject to the claims of Interlake's creditors.

        The Directors' Post-Retirement Income Plan provides that Interlake will pay the legal expenses of a participant if he has to take legal action to enforce his rights under the plan.


Report of the Management Development and Compensation Committee on Executive
  Compensation

         The Management Development and Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee makes recommendations to the full Board as to the salaries of key Board-elected officers (other than assistant officers) and heads of certain key operating units, and as to the terms of payments under Interlake's incentive compensation plans for key executives of Interlake and certain operating units. In addition, any stock options or stock awards are granted to executives upon the authorization of the Committee.

Compensation Philosophy and Strategy

         The Corporation's compensation philosophy and strategy has been designed to produce median level compensation upon achievement of improved financial performance. In 1997, this philosophy and strategy was implemented through a combination of annual compensation and the granting of a long-term incentive.

         Annual compensation. The Corporation's 1997 Senior Executive Incentive Compensation ("SEIC") program was designed to provide an opportunity for incentive awards which, if earned, when combined with base salaries, would result in median overall compensation levels, consistent with the Corporation's compensation philosophy. The financial measures against which executives were measured were EBIT, average controllable working capital as a percentage of sales, and revenue growth for their respective operating units or, in the case of Interlake executives, Interlake as a whole. In addition, a portion of operating unit executives' opportunities was tied to overall corporate performance on a consolidated basis against the same performance measures, and a portion (ten percent or less) of some executives' opportunities was dependent upon their individual performance against certain key competencies which have been identified as being
essential to driving success at Interlake.   All amounts paid for 1997
under the SEIC program were due to meeting the performance levels stipulated in the plan, with the exception of amounts paid with respect to performance related to the key competencies. Thirty percent of payouts under the SEIC program were made in shares of common stock, valued at the market price at the beginning of the plan year.

         Long term incentives. In February 1995, in the face of substantial impending indebtedness maturities and the need to successfully refinance them, the Corporation put in place the Key Executive Retention Program (the "KERP"). The KERP was intended to drive improved EBIT levels as well as promote the retention of key executives. Based on the Corporation's EBIT levels for the 1995-96 period, payments and stock awards became fully vested and non-forfeitable to KERP participants, in part in January 1997,
and in part in January-February 1998, thereby completing the KERP.   In
retrospect, the Committee believes that the KERP met its goals during a challenging period for the Corporation: Interlake achieved consistent and significant EBIT improvement during the period; the Corporation successfully refinanced and implemented a strategy to drive stockholder value through enhanced EBIT levels, appropriate asset sales, and successful resolution of historical environmental and tax issues; key executives became owners of a material number of shares of stock, aligning their interests with stockholders; a core of key executives was retained; and common stockholder value doubled during the KERP period.

         With the KERP completed, the Committee in 1997 established a new long term incentive for management through the 1997 Stock Incentive Program.
The Committee felt a share-price based incentive was appropriate to drive management's continued implementation of Interlake's strategy. Stock options at the April 1997 market price were awarded to the key executive team. The numbers of options awarded were set at levels meant to deliver, if shareholder value appreciated significantly, two years of long-term incentive value that, together with annual compensation, would enable key executives to achieve median levels of total compensation.

Limitations on Deductibility

        In 1997, the Corporation had non-deductible compensation expense by virtue of Section 162(m) of the Internal Revenue Code which resulted in a current cost to the Corporation for the 1997 tax year of approximately $165,000. Although the KERP and the 1997 SEIC program were performance-based programs, they did not meet the tests for performance-based compensation under
Section 162(m). The stock options issued to key executives in 1997 were designed to qualify as performance-based compensation under Section 162(m).

CEO Compensation

        With respect to Mr. Reum, the Committee's strategy is to keep his base pay at below median levels, but to give him the opportunity through annual and long-term incentives to achieve median level compensation. Consistent with this strategy, Mr. Reum received modest or no salary increases in recent years. His annual incentive award under the 1997 SEIC program was based on the Corporation's achievement of threshold or higher levels of EBIT, average controllable working capital as a percentage of sales, and revenue growth, all specified at the beginning of the plan year. Mr.
Reum's annual incentive payout was less than the prior two years; despite strong EBIT growth at the Corporation's Hoeganaes and Chem-tronics businesses in 1997, a difficult year at North American Material Handing adversely affected consolidated EBIT. As for long-term incentives, in 1997 the first portion of the KERP covering the 1995-96 performance period became fully vested and non-forfeitable to Mr. Reum, and he received a market-value option grant designed to provide two years of long-term incentive value (for the 1997-98 performance period) resulting in an overall median level of compensation if Interlake achieves significant stock price appreciation.

                         The Management Development and Compensation Committee

                                         John A. Canning, Jr., John E. Jones,
                                         William G. Mitchell, Erwin E. Schulze


Performance Graph

       The following graph compares the yearly percentage change in Interlake's cumulative stockholder return on its Common Stock with that of the Standard & Poor's 500 Stock Index and that of the Standard & Poor's Manufacturing Index (Diversified Industrials) over the period of Interlake's last five fiscal years. The graph assumes an investment of $100 on December 27, 1992. Interlake has not paid any dividends since 1989, when it paid a special dividend of $45 per share, incurring $535 million of indebtedness to do so.



                                1992       1993       1994       1995       1996       1997

The Interlake Corporation      100.00      75.86      48.28      68.97      96.55     132.69
% increase (decrease)                      (24%)      (36%)       43%        40%        37%
during fiscal year


S&P 500 Index                  100.00     109.25     110.53     149.84     188.21     245.60
% increase (decrease)                        9%         1%        36%        26%        30%
during fiscal year


S&P Manufacturing Index        100.00     119.02     124.01     173.13     243.49     284.19
% increase (decrease)                       19%         4%        40%        41%        17%
during fiscal year



                                  GENERAL

       The solicitation of proxies in the form which accompanies this proxy statement is made on behalf of the Board. Proxies in such form will confer discretionary authority with respect to any other matters which may properly be brought before the meeting.

       For a matter to be properly brought before the meeting, or for a stockholder nomination of director candidates to be considered, notice containing the information specified in Interlake's By-laws must be received by the close of business on March 19, 1998. If other matters properly come before the meeting, the persons holding such proxies intend to vote the proxies in accordance with their judgment on all such matters.

       A stockholder who signs and returns the enclosed form of proxy may revoke the same at any time before it is voted by submitting a subsequently dated proxy or giving notice to the Secretary of Interlake.

       The cost of solicitation of proxies will be borne by Interlake. In addition to the use of the mails, proxies may be solicited personally or by telephone by a few executive officers or regular employees of Interlake, none of whom will receive any compensation therefor in addition to their regular remuneration. Interlake will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy material to principals and obtaining their proxies.

       As in past years, Interlake has retained Georgeson & Co., Wall Street Plaza, New York, New York, to aid in the solicitation of proxies from brokers, banks, nominees and other institutional owners, but not individual holders of record, by personal interview, telephone, fax or mail. Interlake will pay Georgeson & Co. a fee not expected to exceed $5,500 and will reimburse such organization for certain expenses incurred by it.

Vote Required

       A majority of the outstanding shares of Common Stock of the Company will constitute a quorum. Each share has one vote on each matter to be voted on at the meeting. As voting rights are not cumulative, each share may be voted once for each directorship, and only once for the same director nominee. The Delaware General Corporation Law requires that each of the two nominees for director be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

       At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated neither as a vote for nor a vote against any of the proposals to which such broker non-votes apply. Proxy cards which are timely signed and returned with no other marking will be voted in accordance with the recommendation of the Board of Directors.

Stockholder Proposals

       In order to be considered for inclusion in Interlake's proxy statement and form of proxy for the 1999 annual meeting of stockholders, any stockholder proposal intended to be presented at that meeting must be received by Interlake at 550 Warrenville Road, Lisle, Illinois 60532-4387 on or before November 22, 1998, and must set forth the matters detailed in the Corporation's By-laws.

                                        By order of the Board of Directors.

                                        /s/Stephen R. Smith

                                        STEPHEN R. SMITH
                                        Vice President, Secretary
                                          and General Counsel

Lisle, Illinois
Dated: March 20, 1998


                                  EXHIBIT




                         THE INTERLAKE CORPORATION
                       1998 STOCK INCENTIVE PROGRAM


         1. Purpose. The purpose of The Interlake Corporation 1998 Stock Incentive Program (the "Program") is to attract and retain outstanding individuals as directors, officers and key employees of The Interlake Corporation (the "Corporation") and its Subsidiaries (as defined herein) and to furnish incentives for superior performance by providing such persons opportunities ("Benefits") to acquire shares of the Corporation's common stock, $1 par value, or any security into which such shares may be changed by reason of any transaction or event of the type described in Paragraph 15(a) hereof ("Common Stock").

         2. Administration. The Program will be administered by the Management Development and Compensation Committee (the "Committee") of the Corporation's Board of Directors (the "Board"). The Committee shall consist of not less than three directors as the Board may designate from time to time, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 of the Securities and Exchange Commission and an "Outside Director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The interpretation and construction by the Committee of any provision of the Program or of any agreement, notification or document evidencing the grant of any Benefits and any determination by the Committee pursuant to any provision of this Program or of any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

         3. Participants. Participants in the Program will consist of such directors, officers or key employees of the Corporation or any Subsidiary (or any person who has agreed to commence serving in any of such capacities within 90 days following the granting of Benefits to such person) as the committee in its sole discretion may designate from time to time to receive Benefits hereunder (each a "Participant"). The Committee's designation of a Participant at any time shall not require the Committee to designate such person to receive a Benefit at any other time, or, if so designated, to receive the same type or amount of Benefit at any other time, or as may be received by any other Participant at any time. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Benefits.

         4. Types of Benefits. Benefits under the Program may be granted in any one or a combination of (a) Stock Options, (b) Restricted Shares, and
(c) Shares in Lieu of Certain Cash Payments, all as described below in Paragraphs 6 through 9 hereof.

         5. Shares Reserved Under the Program. (a) Subject to adjustment as provided in Section 15(a) of this Program, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Stock Options, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, or (iii) as Shares in Lieu of Certain Cash Payments shall not exceed in the aggregate 1,150,000 shares plus any shares relating to Benefits that expire or are forfeited or cancelled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon the payment of any Option Price by the transfer to the Corporation of shares of Common Stock or upon satisfaction of any withholding amount by means of transfer or relinquishment of shares of Common Stock, there shall be deemed to have been issued or transferred under this Program only the net number of shares of Common Stock actually issued or transferred by the Corporation.

        (b) Notwithstanding anything in this Section 5, or elsewhere in this Program, to the contrary, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 1,150,000 shares, subject to adjustments as provided in Section 15(a) of this Program. Further, no Participant shall be granted Stock Options for more than 575,000 shares of Common Stock during any three year period, subject to adjustments as provided in Section 15(a) of this Program.

        (c) Notwithstanding any other provision of this Program to the contrary, in no event shall any Participant in any calendar year receive more than 100,000 Restricted Shares, subject to adjustments as provided in
Section 15(a) of this Program.

         6.   Definitions.  As used in the Program,

             (a) The term "Date of Grant" means the date specified by the Committee on which a grant of a Stock Option, Restricted Shares or Shares in Lieu of Certain Cash Payments shall become effective (which date shall not be earlier than the date on which the Committee takes action with respect thereto).

             (b) The term "Effective Date" shall be the date on which the 1998 Stock Incentive Program is approved by the stockholders of the Corporation in accordance with Section 18.

             (c) The term "Incentive Stock Options" means Stock Options that are intended to qualify as "incentive stock options" under
         Section 422 of the Code or any successor provision.

             (d) The term "Management Objectives" means measurable performance objectives established by the Committee pursuant to this Program for Participants who have received, when so determined by the Committee, Stock Options or Restricted Shares. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the Common Stock, the individual Participant or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

             (e) The term "Market Value per Share" means, at any date, the average of the high and low price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) on (i) the New York Stock Exchange Composite Transactions or (ii) any national securities exchange on which the Common Stock is traded if it is not traded on the New York Stock Exchange or (iii) The Nasdaq Stock Market if the Common Stock is listed thereon and is not traded on any national securities exchange, in each case as reported by The Wall Street Journal, corrected for reporting errors.

             (f) The term "Optionee" means the optionee named in an agreement evidencing an outstanding Stock Option.

             (g) The term "Option Price" means the purchase price per share payable on exercise of a Stock Option.

             (h) The term "Restricted Shares" means an award of shares of Common Stock granted pursuant to Paragraph 8 of the Program.

             (i) The term "Shares in Lieu of Certain Cash Payments" means shares of Common Stock granted pursuant to Paragraph 9 hereof.

             (j) The term "Stock Option" means an option to purchase Common Stock granted pursuant to Paragraph 7 of the Program.

             (k) The term "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Corporation owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

         7. Stock Options. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase shares of Common Stock. Each such grant may utilize any or all the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

             (a) Each grant shall specify the number of shares of Common Stock to which it pertains, subject to limitations set forth in
         Section 5 of this Program.

             (b) Each grant shall specify an Option Price which shall not be less than the Market Value per Share on the Date of Grant.

             (c) Each grant shall specify that the Option Price shall be payable at the time of exercise in cash or by check acceptable to the Corporation. Any grant may also provide for payment of the Option Price by the transfer to the Corporation of (i) shares of Common
         Stock owned by the Optionee and having a Market Value at the time of exercise equal to the total Option Price or (ii) a combination of cash and shares of Common Stock owned by the Optionee and having a combined Market Value equal to the total Option Price.

             (d) The Committee may also determine, at or after the Date of Grant, that payment of the Option Price of any option (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other shares of Common Stock that are forfeitable or subject to restrictions on transfer (based, in each case, on the Market Value per Share on the date of exercise) or other Stock Options (based on the difference (the "Spread") between the Market Value and the exercise price of such option on the date of exercise). Unless otherwise determined by the Committee at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the shares of Common Stock received upon the exercise of the Stock Options shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares so surrendered, or (ii) the Spread of any unexercisable portion of Stock Options.

             (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Corporation of some or all of the shares to which such exercise relates.

             (f) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

             (g) Each grant shall specify the period or periods of continuous employment by the Optionee with the Corporation or of continuous service by the Optionee as a director of the Corporation which is necessary before a Stock Option or any installment thereof will become exercisable and may provide that the exercise of a Stock
         Option or any installment thereof will be accelerated for any reason stated therein. Any grant may specify Management Objectives that must be achieved as a condition to the exercise of such Stock Option.

             (h) Stock Options granted under the Program may be (i) options which are intended to qualify under particular provisions of the Code (including Incentive Stock Options), (ii) options which are not intended to so qualify, or (iii) combinations of the foregoing.

             (i) No Stock Option shall be exercisable more than ten years from the Date of Grant.

             (j) Each grant of Stock Options shall be evidenced by an agreement executed on behalf of the Corporation by an officer thereof and delivered to the Optionee and containing such terms and provisions, consistent with the Program, as the Committee may approve.

         8. Restricted Shares. The Committee may from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Restricted Shares. A Restricted Share constitutes an immediate transfer of ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
Each grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

             (a) Subject to the provisions of Section 5, each such grant shall specify the number of shares of Common Stock to which it relates.

             (b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

             (c) Each such grant shall be subject to such conditions, limitations, restrictions and other matters, and shall be subject to forfeiture or lapse in such circumstances, as the Committee may prescribe; provided, however, that all or a portion of the shares of Common Stock covered by such grant shall be subject, for a period to be determined by the Committee at the Date of Grant, to a substantial risk of forfeiture within the meaning of Section 83 of the Code or any successor or substitute provision thereof and of the regulations issued thereunder. Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. The Committee shall have authority to cause a grant of Restricted Shares to provide that termination of restrictions applicable to such Restricted Shares or any installment thereof will be accelerated for any reason stated therein.

             (d) Each such grant shall specify that the Committee may at any time amend, suspend or terminate the Restricted Share grant covered thereby, provided that, in the case of an amendment, the amended grant of Restricted Shares shall conform to the provisions of the Program.

             (e) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

             (f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions and substantial risks of forfeiture as the underlying award.

             (g) Each grant or sale of Restricted Shares shall be evidenced by an agreement executed on behalf of the Corporation by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Program, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Corporation until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

         9. Shares in Lieu of Certain Cash Payments. The Committee may also authorize the granting of shares of Common Stock in lieu of cash which would otherwise be payable as a bonus, pursuant to any incentive compensation plan or otherwise, to Participants. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

             (a) The proportion of any such bonus to be paid in shares of Common Stock shall be as determined by the Committee.

             (b) The number of whole shares to be delivered in lieu of cash shall be determined by dividing the value of the portion of the bonus to be paid in shares of Common Stock by the Market Value per Share as of a date selected by the Committee. The value of fractional shares shall be added to the cash portion of the bonus.

             (c) None of the shares of Common Stock granted pursuant to this Paragraph 9 shall be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code or any successor or substitute provision thereof and of the regulations issued thereunder.

             (d) Each grant shall be evidenced by a written notification executed on behalf of the Corporation by an officer thereof and delivered to the Participant.

             (e) Except to the extent provided in this Paragraph 9, no cash bonus, whether payable pursuant to an incentive compensation plan or otherwise, shall constitute a part of the Program or be affected by the Program.

         10. Limitation of Transferability. Except as otherwise determined by the Committee, no Stock Option shall be transferable otherwise than by will or the laws of descent and distribution and Stock Options shall be exercisable during the lifetime of the Participant to whom such Stock Option has been granted only by him or by his guardian or legal representative, and after such Participant's death shall be exercisable only by his legal representative.

         11. Other Provisions. The award of any Benefit under the Program may also be subject to other provisions (whether or not applicable to the Benefit awarded to any other Participant) as the Committee determines appropriate, including, without limitation, restrictions on resale or other disposition, such provisions as may be appropriate to comply with federal and state securities laws and stock exchange requirements, and understandings or conditions as to the Participant's employment, in addition to those specifically provided for under the Program.

         12. Manner of Action by the Corporation. The Secretary of the Corporation (or such other officer as the Chief Executive Officer of the Corporation may from time to time designate) shall supervise the maintenance of records for all Participants in the Program. Any determination of such officer, if approved by the Committee, shall be binding and conclusive for all purposes.

         13. Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of any taxes required to be withheld. At the discretion of the Committee, any such arrangements may include relinquishment of a portion of any such payment or benefit. The Corporation and any Participant or such other person may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

         14. Tenure. A Participant's right, if any, to continue to serve the Corporation as a director, officer or employee shall not be enlarged or otherwise affected by the establishment of the Program or his designation as a Participant.

         15. Adjustment Provisions. (a) The Committee shall make or provide for such adjustments in the number of shares of Common Stock covered by outstanding Stock Options granted hereunder, in the Option Price applicable to such Stock Options, and in the kind of securities covered thereby, as the Committee in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation, repurchase or exchange of shares, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Benefits under this Program such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Benefits so replaced. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 5 of the Program as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in the preceding sentence.

             (b) Notwithstanding any other provision of the Program, and without affecting the number of shares available hereunder, the Committee may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

         16. Fractional Shares. The Corporation shall not be required to issue any fractional shares of Common Stock pursuant to this Program. The Corporation may provide for the elimination of fractions or for the settlement of fractions in cash.

         17. Amendment and Termination of Benefits and the Program. (a) The Committee may at any time and from time to time amend, suspend or terminate the Program; provided, however, that any amendment which must be approved by the stockholders of the Corporation in order to comply with applicable law or the rules of the principal national securities exchange upon which the shares of Common Stock are traded or quoted shall not be effective unless and until such approval has been obtained. No Benefit shall be granted pursuant to the Program after the tenth anniversary of the Effective Date.

             (b) The Committee may, with the concurrence of the affected Optionee, amend or cancel any agreement evidencing Stock Options granted under this Program; provided, however, that no such amendment will lower the exercise price of any outstanding option, and no such amendment will cause any Stock Option to cease to qualify as "performance-based" within the meaning of Section 162(m) of the Code. In the event of cancellation, the Committee may authorize the granting of new Stock Options (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such Option Price, and subject to the same terms, conditions and descriptions, as under the Program would have been applicable had the cancelled Stock Options not been granted; provided, however, that in the event of a cancellation of a holders' Stock Options, such Stock Options may not be reissued to such holder at a lower price.

             (c) In case of termination of employment or cessation of services as a director, in each case by reason of death, disability or retirement under a retirement plan of the Corporation or any Subsidiary or in the case of hardship or other special circumstances of a Participant who holds a Stock Option not immediately exercisable in full, or any Restricted Shares as to which a condition, limitation, restriction or substantial risk of forfeiture has not lapsed, the Committee may, in its sole discretion, accelerate the time at which such Stock Option may be exercised or the time at which such condition, limitation, restriction or substantial risk of forfeiture will lapse.

             (d) Presentation of the Program or any amendment to the Program for stockholder approval is not to be construed to limit the Corporation's authority to offer similar or dissimilar benefits through plans or programs that are not subject to stockholder approval.

         18. Effective Date. This 1998 Stock Incentive Program shall become effective on the date (the "Effective Date") that it is approved by the affirmative vote of a majority of the shares present or represented at an annual or special meeting of stockholders of the Corporation and entitled to vote on the subject matter; provided that such stockholder approval is obtained within 12 months after the adoption of this 1998 Stock Incentive Program by the Board.